                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to S 240.14a-11(c) or S 240.14a-12
                           The Allstate Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     1) Amount Previously Paid:

        ---------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ---------------------------------------------

     3) Filing Party:

        ---------------------------------------------

     4) Date Filed:

        ---------------------------------------------

LOGO
                                                     PRELIMINARY COPY
                                          DEFINITIVE COPY INTENDED TO BE SENT TO
                                                     STOCKHOLDERS MARCH 27,
                                                     1998

                                      LOGO

                                 March 27, 1998

                                                                     Jerry D.
                                                                      Choate
                                                                   Chairman of
                                                                   the Board

      Dear Stockholder:

        You are cordially invited to attend Allstate's 1998 annual meeting of stockholders to be held on Tuesday, May 19, 1998. The meeting will be held at 1:30 p.m. in the Education Center of the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois.

        Following this letter is the Notice of Meeting, which lists the matters to be considered at the meeting. After the Notice of Meeting is the Proxy Statement, which describes the matters listed in the Notice of Meeting and which provides financial information about the Company and management's discussion and analysis of the Company's operations and financial condition. Also enclosed is your proxy card, which enables you to vote on the matters to be considered, and a copy of Allstate's 1997 Annual Report.

        PLEASE COMPLETE AND MAIL IN YOUR PROXY CARD PROMPTLY, whether or not you plan to attend the meeting. You can attend the meeting and vote in person even if you have sent in a proxy card.

        Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.

                                         Sincerely,
                                         LOGO
                                         Jerry D. Choate

                                      LOGO

                                 March 27, 1998

                                                      Robert W. Pike
                                                     Vice President,
                                                   Secretary and General Counsel

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              ----------------------------------------------------

  The annual meeting of stockholders of The Allstate Corporation ("Allstate") will be held in the Education Center of the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois on Tuesday, May 19, 1998, at 1:30 p.m., for the following purposes:

  1. to elect eight directors;

  2. to vote on the recommendation of the Board of Directors that Deloitte & Touche LLP be appointed Allstate's independent auditors for 1998;

  3. to vote on a proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 2,000,000,000;

  4. to vote on a stockholder proposal for cumulative voting for the Board of Directors; and

  5. to transact such other business as may properly come before the meeting.

                               By Order of the Board of Directors,
                               LOGO
                               Robert W. Pike
                               Secretary

                            The Allstate Corporation
                                Proxy Statement

                                 March 27, 1998
--------------------------------------------------------------------------------

  The Board of Directors of Allstate is soliciting proxies from its stockholders for the annual meeting of stockholders to be held on May 19, 1998.

  You are entitled to vote at that meeting if you were a stockholder of record at the close of business on March 20, 1998. On March 20, 1998, there were xxx,xxx,xxx Allstate common shares outstanding. On March 27, 1998, Allstate began mailing to all such stockholders and to participants in The Savings and Profit Sharing Fund of Allstate Employees (the "Profit Sharing Plan") a proxy card, this proxy statement, and Allstate's 1998 Annual Report.

  For participants in the Profit Sharing Plan, the number of shares shown on the proxy card includes shares of Allstate common stock equivalent to the value of the credits to your account in the Profit Sharing Plan. As to these shares, the proxy card constitutes instructions to The Northern Trust Company, the Profit Sharing Plan Trustee.

  Your signed proxy card will appoint James G. Andress, Warren L. Batts and Edward A. Brennan as proxy holders to vote your shares.

  If you sign and return your proxy card without giving voting directions the proxy holders will vote your shares:

    (i) for all of the nominees for director listed in this proxy statement;

    (ii) for the appointment of Deloitte & Touche LLP as independent auditors for 1998;

    (iii) for the proposed amendment to the Certificate of Incorporation; and

    (iv) against the stockholder proposal for cumulative voting for the Board.

  The proxy card permits you to direct the proxy holders to withhold your votes from particular director nominees, and to vote "for," "against," or "abstain" from the appointment of auditors, the proposed amendment to the Certificate of Incorporation, and the stockholder proposal for cumulative voting for the Board.

  Signing and returning your proxy card will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previously voted proxy will be automatically revoked. You may also revoke your proxy any time before it is voted by sending notice prior to the meeting to:

                         First Chicago Trust Company of New York
                         P.O. Box 8010
                         Edison, NJ 08818-9007

  If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

  The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed proxy card.

  As far as Allstate knows, the only matters to be brought before the meeting are those referred to in this proxy statement. As to any other matters presented at the meeting, if you send in a signed proxy card, the proxy holders may vote your shares in their discretion.

  No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote are either present at the meeting in person or represented by proxy.

  The eight nominees who receive the most votes will be elected to the eight open directorships even if they get less than a majority of the votes. For approval of the appointment of Deloitte & Touche LLP as auditors (Item 2) and the stockholder proposal for cumulative voting for the Board (Item 4), more shares must be voted "for" than "against" each proposal. For approval of the proposed amendment to the Certificate of Incorporation (Item 3), a majority of all outstanding shares must be voted "for" the proposal.

  Abstention with respect to Items 2, 3 or 4 will be counted as shares present at the meeting and will have the effect of a vote against the Item. Broker non-votes (that is, if the broker holding your shares in street name does not vote with respect to an Item) on Item 2 or 4 will not be counted as shares voted on the Item and will have no effect on the outcome of the vote on the Item. Broker non-votes on Item 3 will have the effect of a vote against the Item.

  All proxies, ballots and tabulations that identify the vote of a particular stockholder are kept confidential, except as necessary (i) to allow the inspectors of election to certify the voting results, or (ii) to meet certain legal requirements--for example, in the pursuit or defense of lawsuits. Those counting votes and the inspectors are independent of Allstate and its directors, officers and employees. Representatives of First Chicago Trust Company of New York will act as the inspectors of election and will count the votes.

  Comments written on proxies or ballots may be transcribed and provided to the Secretary of Allstate with the name and address of the stockholder. The comments will be provided without reference to the vote of the stockholder, unless the vote is mentioned in the comment or disclosure of the vote is necessary to understand the comment. At Allstate's request, those counting votes may provide Allstate with a list of stockholders that have not voted and periodic status reports on the aggregate vote. These status reports may include break-downs of vote totals by different types of stockholders, as long as Allstate is not able to determine how a particular stockholder voted.

                         Item 1: Election of Directors
    -------------------------------------------------------------------

  Each nominee was previously elected by the stockholders at Allstate's 1997 Annual Meeting on May 20, 1997, and has served continuously as a director for the period succeeding the date of his or her election. The terms of all directors will expire at this Annual Meeting. No person, other than the directors of Allstate acting solely in that capacity, is responsible for the naming of the nominees.

  Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least 5 years in the business position currently or most recently held.

NOMINEES FOR DIRECTOR

                  JAMES G. ANDRESS

LOGO                President and Chief Executive Officer of Warner Chilcott
                  PLC, a pharmaceutical company, since November 1996. Mr. Andress served as Co-Chief Executive Officer, Chief Operating Officer and President of Information Resources, Inc. ("IRI"), a market research and corporate software organization, from May 1994 until September 1995. Previously, Mr. Andress had served as Vice Chairman and Chief Executive Officer of IRI from June 1993 until May 1994. Mr. Andress had also served as President and Chief Executive Officer of IRI from May 1990 until June 1993. Mr. Andress is also a director of IRI; The Liposome Company, Inc.; NeoRx Corporation; OptionCare, Inc.; Sepracor, Inc.; and Xoma Corporation.

                  Member: Compensation and Nominating Committee.
                  Director since 1993. Age: 59.
                  Common shares: owned--1,837.
                               subject to option--500.

                  WARREN L. BATTS

                    Chairman and Chief Executive Officer of Tupperware
                  Corporation, a consumer products company, from June 1996 until his retirement in September 1997. He served as Chairman and Chief Executive Officer of Premark International, Inc. from September 1986 to June 1996 and as Chairman of the Board of Directors of Premark International, Inc. until September 1997. He is also a director of Cooper Industries, Inc.; Sears, Roebuck and Co.; and Sprint Corporation.

                  Chairman: Compensation and Nominating Committee. Director since 1993. Age: 65.
                  Common shares: owned--8,175.
                               subject to option--500.
LOGO

                  EDWARD A. BRENNAN

LOGO
                    Chairman of the Board of Directors, President and Chief
                  Executive Officer of Sears, Roebuck and Co. from January 1986 until his retirement in August 1995. Mr. Brennan is also a director of AMR Corporation; Dean Foods Company; Minnesota Mining and Manufacturing Company; Morgan Stanley Dean Witter, Discover & Co.; The SABRE Group Holdings, Inc.; and Unicom Corporation.

                  Member: Compensation and Nominating Committee.
                  Director since 1993. Age: 64.
                  Common shares: owned--210,505.
                               subject to option--500.

                  JERRY D. CHOATE

LOGO                Chairman of the Board and Chief Executive Officer of
                  Allstate since January 1, 1995. Mr. Choate was elected President and Chief Executive Officer of Allstate and a member of the Board of Directors on August 10, 1994. Previously, and since 1989, he served as Senior Executive Vice President of Allstate Insurance Company ("AIC") and as President of AIC's personal property and casualty business unit.

                  Director since 1994. Age: 59.
                  Common shares: owned--41,377.
                               subject to option--454,082.

                  JAMES M. DENNY

LOGO                Managing Director of William Blair Capital Partners, a
                  private equity fund, since September 1995. Mr. Denny served as Vice Chairman of Sears, Roebuck and Co. from February 1992 until his retirement in August 1995. He is also a director of Astra AB; ChoicePoint, Inc.; GATX Corporation; Gilead Sciences, Inc.; and Northwestern Memorial Corporation.

                  Member: Audit Committee.
                  Director since 1993. Age: 65.
                  Common shares: owned--86,298.
                               subject to option--500.

                  MICHAEL A. MILES

LOGO                Mr. Miles is Special Limited Partner of Forstmann Little &
                  Co., an investment banking company. Mr. Miles served as Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. from September 1991 until his retirement in July 1994. He is also a director of Morgan Stanley Dean Witter, Discover & Co.; Dell Computer Corporation; Sears, Roebuck and Co.; and Time Warner Inc.

                  Member: Audit Committee.
                  Director since 1995. Age: 58.
                  Common Shares: owned--10,249.
                               subject to option--500.

                  JOSHUA I. SMITH

                    Chairman and Chief Executive Officer of The MAXIMA
                  Corporation, a company engaged in technology systems support services. Mr. Smith is also a director of Caterpillar, Inc.; Federal Express Corporation; and Inland Steel Industries, Inc.

                  Member: Audit Committee
                  Director since 1997. Age: 56.
                  Common Shares: owned--750.
                               subject to option--125.
LOGO

                  MARY ALICE TAYLOR

LOGO
                    Corporate Executive Vice President--Global Operations &
                  Technology of Citicorp since January 1998. Previously, Ms. Taylor had served as Executive Vice President--Operations of Citicorp since January 1997. She had served as Senior Vice President--United States and Canada, of Federal Express Corporation from September 1994 to January 1997. Prior to that she served as Senior Vice President--Central Support Services of Federal Express from September 1991 until September 1994. Ms. Taylor is also a director of Autodesk, Inc.; and Perrigo Company.

                  Member: Audit Committee.
                  Director since March 1996. Age: 47.
                  Common shares: owned--1,551.
                               subject to option--500.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information as to shares of voting stock of Allstate beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table, and by all executive officers and directors of Allstate as a group. Shares reported include shares held as nontransferable restricted shares awarded under Allstate's employee benefit plans and subject to forfeiture under certain circumstances, and shares subject to stock options exercisable on or prior to April 1, 1998. The percentage of Allstate shares beneficially owned by any Allstate director or nominee or by all directors and officers of Allstate as a group does not exceed 1%. Unless indicated otherwise in the footnotes below, all shares are directly owned as of January 31, 1998.

                                            AMOUNT AND NATURE
                                              OF BENEFICIAL
                                              OWNERSHIP OF
                                             ALLSTATE SHARES
                  NAME                             (A)
                  ----                      -----------------
            James G. Andress                        2,337
            Warren L. Batts                         8,675
            Edward A. Brennan                     211,005
            Jerry D. Choate                       495,659(b)
            James M. Denny                         86,798
            Michael A. Miles                       10,749
            Joshua I. Smith                           875
            Mary A. Taylor                          2,051
            Robert W. Gary                        112,743(c)
            Edward M. Liddy                       439,968(d)
            Louis G. Lower, II                    180,992(e)
            Casey J. Sylla                         52,079(f)
            All directors and executive
             officers as a group                2,343,661(g)

---------
(a) Each of the totals for Messrs. Andress, Batts, Brennan, Denny and Miles and for Ms. Taylor include 500 Allstate shares subject to option, and the total for Mr. Smith includes 125 Allstate shares subject to option.
(b) Includes 454,082 Allstate shares subject to option.
(c) Includes 98,033 Allstate shares subject to option.
(d) Includes 340,185 Allstate shares subject to option.
(e) Includes 166,760 Allstate shares subject to option.
(f) Includes 47,460 Allstate shares subject to option.
(g) Includes 1,727,432 Allstate shares subject to option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       TITLE          NAME AND ADDRESS         AMOUNT AND NATURE    PERCENT
      OF CLASS      OF BENEFICIAL OWNER     OF BENEFICIAL OWNERSHIP OF CLASS
      --------   -------------------------- ----------------------- --------
      Common     FMR Corporation
                 Edward C. Johnson 3d
                 Abigail P. Johnson
                 82 Devonshire Street
                 Boston, MA 02109-3614            44,643,136(a)      10.5%
      Common     The Northern Trust Company
                 50 S. LaSalle Street
                 Chicago, IL 60675                25,714,916(b)       6.1%

---------
(a) Information is as of December 31, 1997, and is based on information in Form 13G filed by FMR Corporation and its two controlling stockholders, Edward
    C. Johnson 3d and Abigail P. Johnson (collectively, the "Group"), on February 10, 1998. Includes 44,640,356 shares over which each member of the Group has sole dispositive power and 2,780 shares over which FMR Corporation and Edward C. Johnson 3d have shared voting and dispositive power. FMR Corporation also has sole voting power over 3,194,426 of the shares reported as beneficially owned and Edward C. Johnson 3d has sole voting power over 3,817 of the shares reported as beneficially owned.
(b) As of February 13, 1998. The Northern Trust Company holds the shares as trustee on behalf of participants in the Profit Sharing Plan. Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

             Further Information Concerning the Board of Directors
    -------------------------------------------------------------------

  The Board of Directors held 5 meetings during 1997. Each director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The standing committees of the Board of Directors and the number of meetings held by each such committee in 1997 were as follows:

                                             NUMBER OF MEETINGS
           COMMITTEE NAME                     HELD DURING 1997
           --------------                    ------------------
           Audit Committee                            4
           Compensation and Nominating Com-
            mittee                                    6

  The Compensation and Nominating Committee. The Compensation and Nominating Committee recommends nominees for election to the Board of Directors, to other committees of the Board and to fill certain officer positions. The Committee will consider a nominee for election to the Board recommended by a stockholder if the stockholder submits the recommendation to the Committee. Stockholders may submit such recommendations by addressing a letter to the Chairman of the Compensation and Nominating Committee, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062.

  Under Allstate's By-Laws, if a stockholder wants to nominate a person for election to the Board at Allstate's annual meeting, the stockholder must provide advance notice to Allstate in order to place such person into nomination. Notice of stockholder nominations for election at the 1999 annual meeting must be received by the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062, no earlier than January 19, 1999 and no later than February 18, 1999. The notice must set forth the name, age, principal occupation, number of shares of Allstate stock beneficially owned, and the business and residence addresses of both the proposed nominee and the stockholder proposing to make the nomination. A copy of these By-Law provisions is available upon request from the Secretary of Allstate.

  The Compensation and Nominating Committee also administers Allstate's executive compensation and benefit plans, and makes recommendations to the Board of Directors concerning the proxy statement and form of proxy, plans for the annual meeting and policies for stockholder voting.

  The Audit Committee. The Audit Committee reviews Allstate's annual financial statements and other financial information included in or incorporated by reference in Allstate's Proxy Statement, 10-K and annual report to stockholders. The Committee reviews recommendations by the independent auditors and internal auditors on accounting methods and internal controls. The Committee makes recommendations to the Board on the scope of audits. The Committee reviews reports by the independent public accountants and internal auditors on compliance by management with laws and with Allstate's business conduct and ethics policies. The Committee may conduct independent inquiries. The Committee recommends to the Board the appointment of independent auditors.

                      Directors' Compensation and Benefits
    -------------------------------------------------------------------

  The following table lists the compensation and benefits provided in 1997 to directors who are not employees of Allstate or its affiliates ("non-employee directors"):

 NON-EMPLOYEE DIRECTORS' COMPENSATION AND BENEFITS
--------------------------------------------------------------------------------

                                           CASH
                                       COMPENSATION     EQUITY COMPENSATION
                                     ---------------- ------------------------
                                                       GRANT OF   STOCK OPTION
                                          ANNUAL       ALLSTATE   FOR ALLSTATE
                                     RETAINER FEE (A) SHARES (B)   SHARES (C)
                                     ---------------- ----------  ------------
 Board Membership                        $25,000      500 shares  1,500 shares
 Committee Chairmen:
 Audit and Compensation and Nominat-
  ing Committees                         $ 5,000
 Committee Members:
 Audit and Compensation and Nominat-
  ing Committees                             -0-

 ---------
 (a) Under Allstate's Deferred Compensation Plan for Directors, directors may elect to defer directors' fees to an account which generates earnings based on:
   1. The market value of and dividends on Allstate's common shares ("common share equivalents").
   2. The average interest rate payable on 90 day dealer commercial paper.
   3. Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested).
   4. A money market fund.
   No director has voting or investment powers in common share equivalents, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan (together with earnings thereon) may be transferred between accounts and are distributed in a lump sum or over a period not to exceed ten years.
 (b) Granted each December 1 under the Equity Incentive Plan for Non-Employee Directors (the "Equity Plan") and subject to restrictions on transfer until the earliest of 6 months after grant, death or disability or termination of service. Grants are accompanied by cash payment to offset the increase in the director's federal, state and local tax liabilities (assuming the maximum prevailing individual tax rates) resulting from the grant of shares.
 (c) Granted each June 1 at exercise prices equal to 100% of value on the date of grant. The options become exercisable in 3 equal annual installments, expire 10 years after grant, and permit the optionee to exchange owned shares or to have option shares withheld to satisfy all or part of the exercise price. The options also include a "reload" feature which gives the optionee the right to purchase for the remaining term of the original grant the same number of shares tendered in payment of the exercise price at a price equal to the fair market value on the exercise date. The vested portion of options may be transferred to any immediate family member or to a trust for the benefit of an immediate family member.

                             Executive Compensation

    -------------------------------------------------------------------

  The following Summary Compensation Table sets forth information on compensation earned in 1995, 1996 and 1997 by Mr. Choate and by each of the four most highly compensated executive officers (the "Named Executives") of Allstate, Allstate Insurance Company ("AIC"), AIC's property and casualty business unit ("PP&C"), and Allstate Life Insurance Company ("ALIC"):

 SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                     ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                ------------------------------ ---------------------------------
                                                                       AWARDS           PAYOUTS
                                                               ----------------------- ---------
                                                               RESTRICTED  SECURITIES
                                                  OTHER ANNUAL   STOCK     UNDERLYING    LTIP     ALL OTHER
         NAME AND               SALARY    BONUS   COMPENSATION  AWARD(S)  OPTIONS/SARS  PAYOUTS  COMPENSATION
    PRINCIPAL POSITION     YEAR   ($)    ($)(1)      ($)(2)      ($)(3)      (#)(4)     ($)(5)      ($)(6)
    ------------------     ---- ------- --------- ------------ ---------- ------------ --------- ------------
  Jerry D. Choate          1997 836,667 1,882,500     9,623     999,954      72,427    1,206,188    8,000
   (Chairman and Chief     1996 770,000   405,713     5,684         -0-      39,615          -0-    5,250
   Executive Officer)      1995 700,000   757,969     8,288         -0-     326,277      520,635    5,250
  Robert W. Gary           1997 414,667   544,251    13,270     315,053      26,381      512,204    8,000
   (President of PP&C)     1996 391,500   188,243     9,848         -0-      16,887          -0-    5,250
                           1995 353,167   321,575     9,713         -0-     101,760       20,126    5,250
  Edward M. Liddy          1997 709,167 1,595,625   306,765     849,912      88,976    1,027,032    8,000
   (President and Chief    1996 655,000   345,120     2,767         -0-      33,699          -0-    5,250
   Operating Officer)      1995 600,000   649,688     6,854         -0-     170,328      226,173    5,250
  Louis G. Lower, II       1997 453,225   500,000    22,933     280,589      25,914      570,068    8,000
   (President of ALIC)     1996 436,800   246,781    10,246         -0-      18,258          -0-    5,250
                           1995 416,000   286,650    17,044         -0-      89,359      411,122    5,250
  Casey J. Sylla           1997 364,000   636,618     3,106     239,510      18,192      373,013    8,000
   (Senior Vice President  1996 353,500   228,829       649         -0-      12,378          -0-    5,206
   and Chief Investment    1995 151,389   176,738       -0-         -0-      65,000          -0-      -0-
   Officer of AIC)

 ---------
 (1) Payments under Allstate's Annual Executive Incentive Compensation Plan.
 (2) The amount attributed to Mr. Liddy in 1997 represents principally income tax benefit rights payments under stock options granted to Mr. Liddy by Sears, Roebuck and Co. and assumed by Allstate when it was spun off from Sears on June 30, 1995. The remainder of the amounts for each of the Named Executives represent tax gross-up payments attributable to income taxes payable on certain travel benefits, tax return preparation fees and brokerage fees.
 (3) On December 31, 1997, the Named Executives held the following shares of restricted Allstate Common Stock valued at December 31, 1997 closing price of $90.50 per share:

             NAMED EXECUTIVE          # OF SHARES               12/31/97 MARKET VALUE
             ---------------          -----------               ---------------------
             J. Choate                  13,089                       $1,184,555
             R. Gary                     4,525                          409,513
             E. Liddy                   12,207                        1,104,734
             L. Lower                    4,030                          364,715
             C. Sylla                    3,440                          311,320

 (4) These awards are set forth below in detail in the table titled "Option/SAR Grants in Last Fiscal Year."
 (5) Payments under Allstate's Long-Term Executive Incentive Compensation
     Plan.
 (6) Each of the Named Executives participated in the Profit Sharing Plan, a qualified defined contribution plan sponsored by Allstate. The amounts shown represents the value of the 1995, 1996 and 1997 allocations to each Named Executive's account derived from employer contributions to the Profit Sharing Plan and to its predecessor, The Savings and Profit Sharing Fund of Sears Employees.

                                 Stock Options
    -------------------------------------------------------------------

  The following table is a summary of all Allstate stock options granted to the Named Executives during 1997. Individual grants are listed separately for each Named Executive. In addition, this table shows the potential gain that could be realized if the fair market value of Allstate's common shares were not to appreciate, or were to appreciate at either a 5% or 10% annual rate over the period of the option term:

                                                                                       POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                        VALUE AT ASSUMED ANNUAL
                      ---------------------------------------------------------------  RATES OF STOCK PRICE
                         NUMBER OF                                                    APPRECIATION FOR OPTION
                        SECURITIES    % OF TOTAL OPTIONS/SARS   EXERCISE                       TERM
                        UNDERLYING        GRANTED TO ALL        OR BASE    EXPIRATION -----------------------
         NAME         OPTIONS/SARS(1)    EMPLOYEES IN 1997    PRICE ($/SH)    DATE    0%    5%($)    10%($)
         ----         --------------- ----------------------- ------------ ---------- --- --------- ---------
  Jerry D. Choate          2,117(2)            0.16              64.50      01/31/03  -0-    46,659   105,923
                           5,663(2)            0.44              64.50      07/06/05  -0-   186,432   452,183
                          64,647               4.97              73.28      08/14/07  -0- 2,979,283 7,550,087
  Robert W. Gary             482(2)            0.04              61.38      01/31/03  -0-     9,619    21,690
                          22,824               1.75              73.28      08/14/07  -0- 1,051,853 2,665,602
                           3,075(2)            0.24              82.81      08/15/06  -0-   136,555   334,452
  Edward M. Liddy          3,261(2)            0.25              62.19      01/31/03  -0-    69,481   157,790
                           5,309(2)            0.41              62.19      01/29/04  -0-   135,157   315,254
                           8,930(2)            0.69              62.19      01/31/05  -0-   266,695   639,460
                          54,759               4.21              73.28      08/14/07  -0- 2,523,590 6,395,273
                          16,717(2)            1.28              83.16      10/30/07  -0-   874,280 2,215,598
  Louis G. Lower, II      25,914               1.99              73.28      08/14/07  -0- 1,194,257 3,026,482
  Casey J. Sylla          18,192               1.40              73.28      08/14/07  -0-   838,386 2,124,634

 OPTION/SAR GRANTS IN 1997
--------------------------------------------------------------------------------
 ---------
 (1) These options are exercisable in three equal annual installments, were granted with an exercise price equal to or higher than the fair market value of Allstate's common shares on the date of grant, expire ten years from the date of grant, and include tax withholding rights and a "reload" feature. Tax withholding rights permit the optionee to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. The reload feature permits payment of the exercise price by tendering Allstate common stock, which in turn gives the optionee the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. The options permit the optionee to exchange shares owned or to have option shares withheld to satisfy all or part of the exercise price. The vested portions of all the options may be transferred to any immediate family member or to a trust for the benefit of an immediate family member.
 (2) Options granted to replace shares tendered in exercise of options, under the reload feature.


  The following table shows Company stock options that were exercised during 1997 and the number of shares and the value of grants outstanding as of December 31, 1997 for each Named Executive:

 AGGREGATED OPTION/SAR EXERCISES IN 1997 AND 12/31/97 OPTION/SAR VALUES
--------------------------------------------------------------------------------

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                     OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                         SHARES                        12/31/97(#)            AT 12/31/97($)(1)
                      ACQUIRED ON     VALUE     ------------------------- -------------------------
         NAME         EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
         ----         ------------ ------------ ----------- ------------- ----------- -------------
  Jerry D. Choate        23,175        992,949    427,769      207,596    27,427,790    9,156,708
  Robert W. Gary         13,353        632,697     89,113       71,559     5,519,882    3,020,277
  Edward M. Liddy       174,328     10,030,400    314,021      168,218    20,829,095    6,085,418
  Louis G. Lower, II        -0-            -0-    155,307       67,872    10,285,786    2,841,058
  Casey J. Sylla            -0-            -0-     47,460       48,110     2,791,942    1,989,229

 ---------
 (1) Value is based on the closing price of Company common stock ($90.50) on December 31, 1997, minus the exercise price.

               Long-Term Executive Incentive Compensation Plan--
                                 Awards in 1997
    -------------------------------------------------------------------

  The following table shows the threshold, target and maximum long term cash incentive award opportunities for the Named Executives for the performance cycle 1997 through 1999. Any awards would be payable in March 2000 based on actual financial performance results for the three year period:


                                                    ESTIMATED FUTURE PAYOUTS
                                                   UNDER NON-STOCK PRICE-BASED
                   NUMBER OF      PERFORMANCE OR          PLANS ($)(B)
               SHARES, UNITS OR    OTHER PERIOD   -----------------------------
      NAME    OTHER RIGHTS ($)(A)  UNTIL PAYOUT   THRESHOLD  TARGET    MAXIMUM
      ----    ------------------- --------------  --------- ---------  -------
  Jerry D.
   Choate          1,020,000      1/1/97-12/31/99  255,000  1,020,000 2,677,500
  Robert W.
   Gary              404,000      1/1/97-12/31/99  101,000    404,000 1,060,500
  Edward M.
   Liddy             864,000      1/1/97-12/31/99  216,000    864,000 2,268,000
  Louis G.
   Lower, II         458,700      1/1/97-12/31/99  114,675    458,700 1,204,088
  Casey J.
   Sylla             291,200      1/1/97-12/31/99   72,800    291,200   764,400

 ---------
 (a) Awards represent a cash incentive.
 (b) Target awards are set for participants at the beginning of each cycle based on a percentage of aggregate salary during the cycle. Actual awards are based on a percentage of each participant's actual base salary earned during the cycle. In years in which performance cycles overlap, 50% of participants' salary are applied to each cycle. The performance goal for the 1997-1999 cycle is based solely on return on average equity which is subject to increase or decrease of up to 50%, depending on the relative performance of Allstate with respect to its goal as compared with the performance of an identified peer group of large insurance companies with respect to the goal.


                                 Pension Plans
    -------------------------------------------------------------------

  The following table indicates the estimated total annual benefits payable upon retirement to the Named Executives under the specified compensation and years of service classifications, pursuant to the combined current benefit formulas of the AIC Retirement Plan and the unfunded Supplemental Retirement Income Plan (the "Excess Benefits Plan.") The Excess Benefits Plan will pay the portion of the benefits shown below which exceeds Internal Revenue Code limits or is based on compensation in excess of Internal Revenue Code limits. Benefits are computed on the basis of a participant's years of credited service (generally, limited to 28) and average annual compensation over the participant's highest five successive calendar years of earnings out of the 10 years immediately preceding retirement. Only annual salary and annual bonus amounts as reflected in the Summary Compensation Table are considered annual compensation in determining retirement benefits. As of December 31, 1997, Messrs. Choate, Gary, Lower and Sylla had 36, 36, 21 and 2 full years of service, respectively, with Allstate; and Mr. Liddy had 10 full years of combined Allstate/Sears service. As a result of Mr. Liddy's prior Sears service, a portion of his retirement benefit will be paid from the Sears Plan.

  Annual retirement benefits are generally payable monthly, and benefits accrued from January 1, 1978 through December 31, 1988 are reduced by a portion of a participant's estimated social security benefits. Effective January 1, 1989 the retirement benefit calculation was integrated with the employees' social security wage base. Benefits shown below are based on retirement at age 65 and selection of a straight life annuity:

 PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                       YEARS OF SERVICE
                  --------------------------------------------------------------
  REMUNERATION        15           20           25           30           35
  ------------    ----------   ----------   ----------   ----------   ----------
  $1,000,000      $  327,000   $  436,000   $  545,000   $  610,000   $  610,000
--------------------------------------------------------------------------------
  $1,500,000      $  492,000   $  656,000   $  820,000   $  918,000   $  918,000
--------------------------------------------------------------------------------
  $2,000,000      $  657,000   $  876,000   $1,095,000   $1,226,000   $1,226,000
--------------------------------------------------------------------------------
  $2,500,000      $  822,000   $1,096,000   $1,370,000   $1,534,000   $1,534,000
--------------------------------------------------------------------------------
  $3,300,000      $1,086,000   $1,448,000   $1,810,000   $2,027,000   $2,027,000

     Employment Contracts, Termination of Employment and Change-in-Control
                                  Arrangements
    -------------------------------------------------------------------

  AIC has agreed to provide Mr. Sylla or his beneficiary a basic retirement or death benefit if his employment is terminated within 5 years of July 26, 1995 (Mr. Sylla's date of hire) for any reason other than termination pursuant to AIC's written policy. The amount of the benefit would be calculated under the Allstate retirement plan, assuming Mr. Sylla had 5 years of service under the plan, and would be reduced by Mr. Sylla's actual years of service. The agreement terminates no later than July 26, 2000.

  In general, (i) Allstate may terminate options granted under Allstate's Employees Replacement Stock Plan in the event of an "extraordinary corporate transaction" (a merger, consolidation, reorganization, sale or exchange of substantially all assets, or dissolution of Allstate). In the case of certain options affected by an extraordinary corporate transaction, the Board may provide adjustments to the optionee, and in the case of certain other options which have been outstanding for at least six months Allstate is required to make adjustments by one of the following means: (a) acceleration of all outstanding rights prior to the extraordinary corporate transaction, (b) appropriate and equitable provision for the continuation and adjustment of all outstanding rights, or (c) payment in cash of the value of all outstanding rights.

  In the event of a "change in control" of Allstate, all rights under certain options under the Employees Replacement Stock Plan which have been outstanding for at least six months will immediately become exercisable. A change in control means, in general, any acquisition of 20% or more of Allstate's outstanding common shares, a change in the majority of the directors of Allstate which is not approved by a majority of the incumbent directors, or approval by the stockholders of an extraordinary corporate transaction. In addition, some options granted under Allstate's Employees Replacement Stock Plan include limited stock appreciation rights exercisable during the period of sixty days following a change in control of Allstate (but not less than six months after the date of grant).

CERTAIN TRANSACTIONS

  The Northern Trust Company maintains banking relationships, including credit lines, with Allstate and various of its subsidiaries, in addition to performing services for the Profit Sharing Plan. In 1997, revenues received by Northern Trust for cash management activities, trustee, custodian, credit lines and other services for all such entities were approximately $934,300.

              Report of the Compensation and Nominating Committee
    -------------------------------------------------------------------

  Allstate's Compensation and Nominating Committee, which is composed entirely of independent, non-employee directors, administers Allstate's executive compensation program. The purposes of the program are to:

  . Link executives' goals with stockholders' interests.
  . Attract and retain talented management.
  . Reward annual and long-term performance

  In 1996 the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own within five years common stock worth a multiple of base salary, ranging from one times salary to up to three times salary for the Chairman and Chief Executive Officer and the President and Chief Operating Officer. In 1997 the Committee weighted the compensation opportunities for executive officers, including each of the Named Executives, more heavily towards compensation payable upon the attainment of specified performance objectives and compensation in the form of Allstate common stock.

TYPES OF COMPENSATION

  Allstate executives can receive three types of compensation:

  . Annual cash compensation. This includes base salary and annual incentive awards. The incentive awards are made only if performance targets for the year under Allstate's Annual Executive Incentive Compensation Plan are met or exceeded.

  . Long-term cash compensation. Incentive awards which are paid only if performance targets over a 3-year period under Allstate's Long-Term Executive Incentive Compensation Plan are met or exceeded.

  . Long-term equity compensation. This includes stock options and other long-term incentive awards based on common stock. The value of these awards depends on Allstate's performance and future stock value.

ANNUAL COMPENSATION

 Base Salary

  The Committee fixes base salaries of Allstate executives at a level designed to be competitive in the U.S. insurance industry. The Committee reviews at least annually a report based on data prepared by independent compensation consultants comparing Allstate's base salary levels for its executives with base salaries paid to executives in comparable positions at other large U.S. public insurance companies (the "Peer Group"). The Committee attempts to set Allstate base salaries at the median level of the Peer Group.

 Annual Incentive Compensation Plan Opportunities

  The Annual Plan is designed to provide participants, including each of the Named Executives, with a potential cash award based on the achievement of annual performance objectives. These objectives are approved by the Committee prior to the end of the first quarter of the performance year. Threshold, target and maximum benchmarks are set for each performance objective. Each participant's award opportunity is based on that individual's potential contribution to the achievement of a particular performance objective and is stated as a specified percentage of base salary for the year. No award is payable with respect to a performance objective if the threshold level of performance is not attained. No award is payable to any participant if Allstate sustains a net loss for the year, and awards for all participants are reduced by 50% if Allstate's return on average equity for the year is less than the rate of return on 10-year U.S. Treasury notes.

  Payment of awards is made in March of the following year, after the Committee has certified attainment of the performance objectives in the Annual Plan. The Committee has the authority to adjust the amount of awards, but has no authority to increase an award payable under the terms of the Plan for any year to the Chief Executive Officer or to any of the other Named Executives.

  Award opportunities under the 1997 Plan for Messrs. Choate and Liddy were based on Allstate's degree of achievement of targeted amounts of 1997 operating earnings per share (the "Allstate Goal"). The 1997 performance goals for each of the other Named Executives and for other participants were based 50% on the Allstate Goal and 50% on one or more performance objectives for business units related to a participant's job responsibilities. In 1997 the maximum level of the Allstate Goal was achieved and business unit performance objectives on average reached the target level of achievement. The amounts of 1997 Annual Plan awards for the Named Executives are included under the "Bonus" column of the Summary Compensation Table.

LONG-TERM COMPENSATION

 Long-Term Incentive Compensation Plan Opportunities

  The Long Term Plan provides award opportunities for Allstate's executive officers, including each of the Named Executives, based on achievement of Allstate performance objectives over a three year period. The performance objectives for each cycle are established by the Committee at the beginning of the cycle. Threshold, target and maximum levels of performance are established on which individual award opportunities are based, stated as a specified percentage of aggregate base salary over the period. A new cycle commences every two years. In years in which performance cycles overlap, 50% of participants' salaries are applied to each cycle. The awards based on Allstate's performance objectives will be increased or decreased by up to 50%, depending on the performance of Allstate in relation to the performance of the Peer Group toward the same objective over the same period. The Committee must certify in writing that the goals have been met before awards may be paid. Awards are payable in March of the year following the end of the cycle.

  The current completed cycle under the Long Term Plan covers the years 1995-1997 and the performance objectives for all participants, including each of the Named Executives, for this cycle were based upon (i) Company achievement of a specified return on average equity over the 1995-1997 period, and (ii) Allstate's return on average equity over this period compared with the return on average equity of the Peer Group over the same period. The maximum level of 1995-1997 Long Term Plan payout was achieved based on the degree of achievement of each of these goals. Payments to each of the Named Executives under the 1995-1997 Long Term Plan are set forth under the "LTIP Payouts" column of the Summary Compensation Table.

 Equity Incentive Plan Opportunities

  The Equity Incentive Plan provides for the grant of stock options and restricted or unrestricted common stock of Allstate to plan participants.

  After a review of Allstate's financial performance in 1996 and the financial performance of its insurance competition and other non-insurance corporations of size similar to Allstate's, on April 25, 1997 the Committee made grants of restricted stock to each of its elected officers, including each of the Named Executives. The amount of each restricted stock grant was based partly on each officer's Annual Plan award for 1996 and partly on the Committee's judgment as to the impact which the officer's achievements in 1996 had on Allstate's 1996 financial performance. No particular weight was assigned to either factor.

  Stock options were granted under the Equity Incentive Plan on August 14, 1997 to a number of key employees of Allstate and its subsidiaries, including each of the Named Executives. The size of each grant to a Named Executive was determined based on a target stock option incentive opportunity, expressed as a percentage of base salary. All stock option grants under this plan have been made in the form of nonqualified stock options at exercise prices equal to 100% of the fair market value of Allstate's common stock on the date of grant. Options which have been granted are not fully exercisable until 3 years after the date of grant, and expire in 10 years. The vested portions of options may be transferred to family members or to trusts for the benefit of family members.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Approximately 24% of Mr. Choate's total compensation opportunity is base salary. The remaining 76% is variable compensation that is at risk and tied to Allstate's business results.

  Mr. Choate's base salary was increased by 10% from $770,000 to $850,000 in March 1997. In determining this increase the Committee reviewed the levels of base salaries paid in 1996 to chief executives of similarly sized members of the Peer Group and considered Mr. Choate's individual performance and Allstate's financial performance in 1996. No particular weight was applied to any of these factors.

  Mr. Choate's 1997 Annual Plan award and 1995-1997 Long Term Plan award were based on Allstate's achievement of maximum levels of performance objectives set forth in each plan.

  Mr. Choate received an award of restricted common stock under Allstate's Equity Incentive Plan on April 25, 1997 for 14,362 shares, of which 1,273 shares became unrestricted on December 31, 1997, and the remaining 13,089 shares will become unrestricted on April 1, 1998. The amount of Mr. Choate's restricted stock award was based on the Committee's judgment as to the impact of Mr. Choate's performance on achievement of Allstate's 1996 financial goals.

  Mr. Choate received a stock option under Allstate's Equity Incentive Plan on August 14, 1997 for 64,647 shares of Company common stock. The amount of the grant was determined under a Black-Scholes valuation formula to be equal to a specified percentage of Mr. Choate's 1997 base salary. Details of Mr. Choate's grant, and those of all the Named Executives, are disclosed in the Option/SAR Grants in 1997 Table.

  Mr. Choate's 1997 base salary, Annual Plan award, Long Term Plan award, restricted stock grant and stock option grant follow the policies and plan provisions described in this report. Amounts paid and granted under these policies and plans are disclosed in the Summary Compensation Table.

LIMIT ON TAX DEDUCTIBLE COMPENSATION

  The Internal Revenue Code limits to $1,000,000 the deductibility for any year of compensation paid by a public corporation such as Allstate to its chief executive officer or to any of its next four most highly compensated executive officers. The Committee intends to continue to utilize performance-based compensation in order to minimize the effect of the limits imposed by Section 162(m) of the Internal Revenue Code, and seeks to assure the maximum tax deductibility of all compensation it authorizes. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to Allstate's success. Consequently, the Committee recognizes that the loss of a tax deduction may be unavoidable in some circumstances.

                     COMPENSATION AND NOMINATING COMMITTEE

Warren L. Batts (Chairman)      Edward A. Brennan
James G. Andress

                               PERFORMANCE GRAPH

  The following performance graph compares the performance of Allstate's common stock since its initial public offering on June 2, 1993 through December 31, 1997 with the performance of the S&P 500 index and the S&P Property-Casualty Insurance Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly.

                           COMPARISON OF TOTAL RETURN
                       JUNE 2, 1993 TO DECEMBER 31, 1997
                         ALLSTATE V. PUBLISHED INDICES

                                      LOGO

                   6/2/93   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                   ------   --------   --------   --------   --------   --------
  Allstate         100.00    110.55      91.72     162.65     233.09     369.28
  S&P 500          100.00    104.95     106.34     146.16     179.72     239.66
  S&P Prop./Cas.   100.00     94.66      96.89     131.09     160.06     228.26

          Compensation Committee Interlocks and Insider Participation
    -------------------------------------------------------------------

  During 1997, Allstate's Compensation and Nominating Committee consisted of Warren L. Batts, Chairman, James G. Andress, Edward A. Brennan and Christopher
F. Edley. Mr. Edley retired from the Committee and the Board of Directors on January 1, 1998. There were no committee interlocks with other companies in 1997 within the meaning of the Securities and Exchange Commission's proxy rules.

            Section 16(a) Beneficial Ownership Reporting Compliance
    -------------------------------------------------------------------

                 , a director of the Company, made a late filing of an amended Form 3 report required by Section 16(a) of the Securities Exchange Act of 1934, to report an additional 100 shares received as part of the special dividend in connection with the spin off of Allstate from Sears, Roebuck and Co.

                          Item 2: Approval of Auditors
    -------------------------------------------------------------------

  Item 2 concerns the recommendation of the Audit Committee and the Board of Directors that Deloitte & Touche LLP be appointed auditors for 1998, which is being presented to stockholders for approval. Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 1998 AS PROPOSED IN ITEM 2.

      Item 3: Increase in Number of Authorized Shares of Common Stock from
                         1,000,000,000 to 2,000,000,000
    -------------------------------------------------------------------

  The Board of Directors has unanimously adopted a resolution to amend ARTICLE FOURTH of Allstate's Restated Certificate of Incorporation (the "Certificate Amendment") to increase the number of shares of stock that the Company is authorized to issue from 1,025,000,000 (1,000,000,000 shares of common stock and 25,000,000 shares of various classes of preferred stock) to 2,025,000,000 (2,000,000,000 shares of common stock and 25,000,000 shares of various classes of preferred stock). The full text of the first paragraph of ARTICLE FOURTH of the Certificate of Incorporation reflecting the proposed Certificate Amendment is set forth below:

  "The total number of shares which the corporation shall have authority to issue shall be 2,025,000,000, divided into two classes, namely: 25,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and 2,000,000,000 shares of Common Stock, par value $.01 per share ("Common Stock")."

  If the proposed Amendment is adopted by the stockholders, Allstate plans to file a Certificate of Amendment to the Restated Certificate of Incorporation to be effective as soon as practicable following the annual meeting of stockholders.

  On March 20, 1998, of the 1,000,000,000 of currently authorized shares of Allstate common stock, xxx,xxx,xxx shares were outstanding, xx,xxx,xxx shares were held in Allstate's treasury and a total of xx,xxx,xxx shares were reserved for issuance under Allstate's Equity Incentive Plan, the Employees Replacement Stock Plan, the Equity Incentive Plan for Non-Employee Directors and the Exclusive Agent Independent Contractors Stock Bonus Plan. The remainder of shares of authorized common stock were not issued or subject to reservation.

  The Board of Directors believes it is desirable to authorize additional shares of common stock so that there will be sufficient shares available for issuance for purposes that the Board may hereafter determine to be in the best interests of Allstate and its stockholders. Such purposes could include the declaration of stock splits and stock dividends, mergers and acquisitions, the offer of shares for financing purposes, and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholders approval to authorize additional shares for a specific transaction on a timely basis. The Board of Directors believes it should have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of common stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

  Although there are no present plans or commitments for their use, authorized shares, including the additional shares which would be authorized if stockholders approve the Certificate Amendment, would be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements. The current Rules of the New York Stock Exchange would require stockholder approval if the number of shares of common stock to be issued would equal or exceed 20% of the number of shares of common stock outstanding immediately prior to such issuance. Allstate's Restated Certificate of Incorporation does not provide preemptive rights for holders of common stock if Allstate issues additional shares. Also, the issuance of additional shares could be used to create impediments to or otherwise discourage persons attempting to gain control of Allstate.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 1,000,000,000 TO 2,000,000,000 AS PROPOSED IN ITEM 3.

                          Item 4: Stockholder Proposal
    -------------------------------------------------------------------

  Mr. William E. Parker and Terri K. Parker, 544 Ygnacio Valley Road, Suite B, Walnut Creek, California 94596, holders of 314 shares of Allstate common stock, have given notice of their intention to propose the following resolution at the Annual Meeting:

    "RESOLVED: That the stockholders of the Allstate Corporation assembled at the annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors which means, each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  The following statement has been submitted in support of the resolution:

    "In the American system of corporate governance, the election of corporate directors is the primary vehicle for shareholders to influence corporate affairs and exert accountability on management.

    "We believe that the company's financial performance is directly related to its corporate governance procedures and policies and the level of accountability they impose. Cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders.

    "Corporations that have independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and greater stockholder wealth. Management nominees to the board often bow to the chairman's desires on business issues and executive pay without question.

    "Currently, the company's Board of Directors is composed entirely of management nominees. Cumulative voting would aid in placing a check and balance on management nominees by creating more competitive elections.

    "The National Bank Act provides for cumulative voting for bank company boards. A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increased recognition of the importance of cumulative voting.

    "Sears, Roebuck and Company, the company that founded the Allstate Insurance Company in 1931 adopted cumulative voting on June 13, 1906.

    "The standard argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directors who will only represent special interests is misleading. The standards of fiduciary duty compel all directors to act in the best interest of all shareholders. Any director who fails to respect the duties of loyalty and/or care exposes himself or herself to significant liability.

    "We also do not believe that honest differences of opinion are necessarily bad for a corporation. Dissent stimulates debate, which leads to thoughtful action and deters complacency on the Board of Directors.

    "If you agree, please mark your proxy for this resolution, otherwise it is automatically cast against it, unless you have marked to abstain from voting."

  THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

  Under cumulative voting for election of directors, each stockholder is entitled to cast a number of votes for such election equal to the number of shares held by such stockholder multiplied by the number of directors to be elected, and may cast all votes for one nominee or distribute the votes among nominees. The General Corporation Law of Delaware (the "Corporation Law"), the state in which Allstate is incorporated, allows cumulative voting only if it is provided for in a corporation's certificate of incorporation. Allstate's certificate of incorporation does not provide for cumulative voting. Consequently, each director of Allstate must be elected by a plurality of the votes of all shares present in person or represented by proxy.

  At present, the Allstate's entire Board of Directors must stand for election each year, and Allstate's By-Laws permit stockholders to nominate candidates to serve as directors, subject to compliance with the procedures provided in the By-Laws. The Board of Directors believes that a change in the method of stockholder voting would be appropriate only if another method would better serve the interests of the stockholders as a whole. To the contrary, the Board believes that cumulative voting would give stockholders who seek to support a special interest group the potential to elect one or more directors representing primarily the interests of that group. The Board believes that any directors so elected may view themselves as representatives of the group that elected them and may feel that they are obligated to represent that group's interests, regardless of whether the furtherance of those interests would benefit all stockholders generally. This could tend to promote narrow interests rather than those of stockholders at large, whereas the election of directors by plurality vote of all voted shares is designed to produce a board of directors that views its accountability as being to all stockholders generally.

  The Board believes that cumulative voting introduces the possibility of partisanship among Board members representing particular groups of stockholders, which could destroy the ability of the Board to work together. These factors could operate to the disadvantage of Allstate and its stockholders.

  The present method of electing directors, where each director is elected by a plurality vote of the shares held by all stockholders, encourages the directors to administer the affairs of Allstate for the benefit of all stockholders. The Board believes that each director should serve on the Board only if a plurality of shares held by all voting stockholders elect the director to hold that position.

  An examination of the past performance and the achievements of the management team selected by the Board of Directors supports the present method of electing the Board, and the Board of Directors is confident that this method will continue to work successfully in the future, for the benefit of all stockholders.

  FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

                 Stockholder Proposals for 1999 Annual Meeting
    -------------------------------------------------------------------

  Proposals which stockholders intend to be included in Allstate's proxy material for presentation at the 1999 annual meeting of stockholders must be received by the Secretary of Allstate, Robert W. Pike, The Allstate Corporation, 2775 Sanders Road (F8), Northbrook, Illinois 60062 by November 27, 1998, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 1999 annual meeting.

  If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in Allstate's By-Laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of Allstate. One of the procedural requirements in the By-Laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 1999 annual meeting must be received by the Secretary of Allstate no earlier than January 19, 1999 and no later than February 18, 1999 to be presented at the meeting. The notice must describe the business proposed to be brought before the meeting, the reasons for bringing it, any material interest of the stockholder in the business, the stockholder's name and address and the number of shares of Company stock beneficially owned by the stockholder. It should be noted that these By-Law procedures govern proper submission of business to be put before a stockholder vote at the Annual Meeting and do not preclude discussion by any stockholder of any matters properly brought before the Annual Meeting.

                                 Other Matters
    -------------------------------------------------------------------

  Officers and other employees of Allstate and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Allstate will reimburse them for reasonable out-of-pocket expenses. Corporate Investors' Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072 will assist in the distribution of proxy solicitation materials, for a fee estimated at $7,500, plus out-of-pocket expenses. Allstate will pay the cost of all proxy solicitation.

                                        By order of the Board of Directors,
                                        LOGO
                                        Robert W. Pike
                                        Secretary

                                        Dated: March 27, 1998

                                                                Preliminary Copy

                           THE ALLSTATE CORPORATION

          This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting to be Held May 19, 1998


The undersigned hereby appoints JAMES G. ANDRESS, WARREN L. BATTS, and EDWARD A. BRENNAN, and each of them, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the shares of The Allstate Corporation which the undersigned is entitled to vote at the annual meeting of stockholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which may properly come before the meeting. This card also constitutes voting instructions by the undersigned to The Northern Trust Company (the "Trustee"), trustee of the trust maintained under The Savings and Profit Sharing Fund of Allstate Employees (the "Fund") for all shares votable by the undersigned and held of record by the Trustee. If there are any Fund shares votable for which instructions are not timely received, and as respects all unallocated shares held in the Fund, the Trustee will vote such shares as follows: if the Trustee receives timely voting instructions for at least 50% of the votable shares, then all such nonvoted shares and unallocated shares shall be voted in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives voting instructions with regard to less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. Discretionary authority will not be used in connection with voting on adjournment of the meeting in order to solicit further proxies. The undersigned hereby revokes any proxy previously given to vote such shares at the meeting or at any adjournment.

  PLEASE MARK, SIGN, DATE AND MAIL THE PROXY/VOTING INSTRUCTION CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)

                                                                Preliminary Copy

The Board of Directors recommends a vote FOR all nominees listed.

1. Election of Directors -- Nominees: James G. Andress, Warren L. Batts, Edward A. Brennan, Jerry D. Choate, James M. Denny, Michael A. Miles, Joshua I. Smith and Mary A. Taylor. (INSTRUCTION: To withhold authority for one or more nominees write the nominee(s) name on the space provided below.)

                                                                                     FOR ALL
                                                                    FOR   WITHHOLD   EXCEPT
     ___________________________________________________________     0        0        0


The Board of Directors recommends a vote FOR
Proposals 2 and 3.
                                                         For   Against   Abstain

2.   Approval of Deloitte & Touche LLP as independent
     auditors for 1998.                                   0       0         0


                                                         For   Against   Abstain

3.   Increase authorized common stock to 2,000,000,000
     shares.                                              0       0         0

The Board of Directors recommends a vote AGAINST
Proposal 4.
                                                         For   Against   Abstain

4.   Provide cumulative voting for Board of Directors.    0       0         0

The proxies are directed to vote as specified above and in their discretion on all other matters coming before the meeting. Except as specified to the contrary above, the shares represented by this proxy will be voted FOR all nominees listed above, FOR Proposals 2 and 3 and AGAINST Proposal 4.

                                      Dated: _________________, 1998

                              Signature(s): ____________________________________


                                          ______________________________________
                                          Please sign exactly as name appears
                                          hereon. Joint Owners should each sign.
                                          Where applicable, indicate official
                                          position or representative capacity.